Exhibit 3.18

State of Delaware Secretary of State Division of Corporations Delivered 03:43 PM 09/21/2009 FILED 03:43 PM 09/21/2009 SRV 090870945 – 2183526 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

M&FC Holding, LLC (the “Company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, DOES HEREBY CERTIFY as follows:

1. That the Sole Member of the Company, desiring to amend the Certificate of Formation of the Company, has adopted the following resolution by written consent in accordance with the provisions of Sections 18.202 of the Limited Liability Company Act of the State of Delaware:

RESOLVED, that the Certificate of Formation of the Company shall be amended to change the name of the Company as follows:

“The name of the Company is Sensus Spectrum LLC.”

2. The resolution amending the Certificate of Formation of the Company was duly adopted by written consent of the sole member of the Company in accordance with the applicable provisions of Section 18.302(d) of the Limited Liability Company Act of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to its Certificate of Formation to be signed by Sensus USA Inc., its Sole Member, this 21st day of September, 2009.

SENSUS USA INC.

By:	/s/ Peter Mainz
Peter Mainz, Its President